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                                                                    Exhibit 99.6


May 16, 1995                                                   CONFIDENTIAL
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Mr. Hugh Morgan
Managing Director
Western Mining Holdings Limited
360 Collins Street
Melbourne, Australia 3000

Dear Hugh:

During the course of our negotiations for the combination of our alumina and chemical businesses, we agreed that there were certain clarifications and amplifications that we should record regarding our mutual understandings of the restrictions on the transfers of the various Enterprise Companies (which, for ease of reference, we collectively call Alcoa World Alumina), as follows:

First Option on ACOA's Initial 9% Transfer.

One item of clarification concerns the restrictions on the transfer of ACOA's initial 9% of any Enterprise Company, including Alcoa Alumina & Chemicals, LLC ("AAC"), which is the subject of the LLC Agreement among ACOA, ASC Alumina, Inc. and two Affiliates of WMC, Westminer International Holdings Limited (referred to as "WMC-F" and WMC Alumina (USA) lnc. (referred to as WMC-D).

It is the understanding of the parties that ACOA or an Affiliate shall have the right to transfer this initial 9% interest in each Enterprise Company to a third party without a first option right to WMC. This is more particularly described in Section 12 of the Charter and has been implemented for AAC in Section 9.2 of the LLC Agreement. It has been further agreed that the parties shall amend as appropriate the constitutional documents of the Enterprise Companies to memorialize the restrictions on transfer.

Notwithstanding the provisions of Section 12 of the Charter, Section 9.2 of the LLC Agreement and the conforming provisions in any other constitutional document of any Enterprise Company, ACOA hereby grants to WMC or an Affiliate a first option on such 9% of the initial interest in each Enterprise Company that ACOA or an Affiliate desire to transfer to a third party. At the Formation Date, the parties agreed that this percentage is the 9% held by ACOA or an Affiliate that would otherwise not have been subject to a first option to WMC, but this percentage may be reduced from time to time depending on facts and circumstances.

The procedure for this first option shall be the same as described in the LLC Agreement except that:

     . The consideration, including the price to be paid, to ACOA for any such interest shall be determined without considering any diminution in value due to the grant of this first option. To the

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          extent that the consideration is in any way adversely affected due to the existence of this first option, the first option shall be void.

     . If WMC or an Affiliate acquires any or all of this initial interest, ACOA's first option on the interest of WMC and its Affiliates shall also extend to these additional interests in the Enterprise Companies held by WMC or its Affiliates.

     . If WMC or its Affiliates do not elect to purchase an interest offered hereunder by ACOA or its Affiliates, then the transfer to any subsequent purchaser of these interests in the Enterprise Companies shall not include the grant to the purchaser of a first option over any other interest of ACOA, WMC or their Affiliates in an Enterprise Company.

     . ACOA shall use reasonable efforts to ensure that any transfer of these initial interests in the Enterprise Companies are subject to a first option to WMC or an Affiliate with respect to any subsequent transfer by such purchaser. It is understood that ACOA need not pursue the first option if it would in any way, directly or indirectly, diminish the consideration to be received by ACOA or an Affiliate.

First Option on Transfers of Affiliates.

It was not the intention of the parties to permit the free transfer of Affiliates that hold interests in an Enterprise Company. To prevent this, we hereby confirm our understanding that ACOA and WMC shall each have a first option with respect to the other's transfer of all or part of the interest of WMC-F, WMC-D, ASC Alumina, Inc. or any other Affiliate of ACOA or WMC designated to hold any or all of ACOA's or WMC's Percentage Interest in any Enterprise Company. Such transfers shall include the sale, assignment or transfer by gift, operation of law or otherwise of an interest in such Affiliate.

The procedure for this first option shall be the same as described in the LLC Agreement. If the transferring party does not transfer its interest as provided above in this letter, the transferring party's interest shall not be free from the restrictions contained in this letter and such transferring party's interest shall not thereafter be sold unless the provisions of this letter shall again be complied with.

Adjustments to Transfer Restrictions Applicable to AAC.

It is understood that over the life of this combination of our alumina and chemicals business, we may need to revisit from time to time such key matters as the transfer restrictions on the interests in the Enterprise Companies to ensure that AAC and the other Enterprise Companies are structured in a way that meets our evolving commercial needs and in the most financially efficient manner. Further, it is the intention that only WMC-D's Percentage Interest be subject to transfer with consent and that none of WMC-F's interest in AAC be subject to any transfer restriction other than the first option to ACOA and its Affiliates described above. Our mutual agreement is to take such actions, including amending any or all of the constitutional agreements, as is reasonably necessary to achieve this understanding. For example and based on recent developments since the Formation Date, the parties hereby agree to reduce the 25% Limitation on transfers without consent referred to in Section 9.3 of the LLC Agreement to a 21% Limitation. This reduction shall be one for one for both parties. WMC-D's interest in AAC subject to transfer only with the

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consent of another member shall be reduced to 14%. ACOA's percentage interest in
AAC similarly restricted is agreed to be reduced to 7%.

I trust that this reflects our mutual understanding on these matters. If so, can you please so indicate below and return one copy of this letter to me.

Very truly yours,


Richard L. Fischer

Agreed as of the date of this letter:

Western Mining Corporation Holdings Limited


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Hugh M. Morgan
Managing Director

WMC Letter.doc

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